Exhibit 10.1

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT becomes effective as of 21st day of December, 2021 (the “Effective Date”) by and between Kissei Pharmaceutical Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its registered office at 19-48, Yoshino, Matsumoto-City, Nagano- Prefecture, Japan (“Kissei”) and Vogenx, Inc., a corporation duly organized and existing under the laws of North Carolina, and having its principal place of business at 3200 East Hwy 54, Suite 100, Research Triangle Park, NC 27709 United States (“Vogenx”). Each of Kissei and Vogenx is referred to herein as a “Party” and collectively, as the “Parties.”

WITNESSETH THAT:

WHEREAS, Kissei has developed a novel inhibitor of SGLT1 (mizagliflozin) as promising drug candidate with the internal development code names of KWA-0711 or KGA-3235, and is the owner of all rights and title to and interest in certain patents, patent applications and technical information relating to such drug candidates;

WHEREAS, Kissei and Avolynt executed Option Agreement relating to KWA-0711/KGA-3235 on 25th day of December, 2017, and agreements for patent application with respect to such drug candidate dated 28th day of November, 2018, and dated 19th day of July, 2019 (the “Patent Application Agreements”);

WHEREAS, Avolynt assigned the Option Agreement and the Patent Application Agreements, as well as all rights and obligations thereunder, to Vogenx on 1st day of May, 2021;

WHEREAS, Vogenx desires to obtain from Kissei an exclusive license with respect to such drug candidates under such Kissei patents, patent applications, technical information and know-how for the formulation, development, manufacture, marketing, distribution and sales of the pharmaceutical preparations containing such drug candidate in certain territories of the world; and

WHEREAS, Kissei is willing to grant an exclusive license to Vogenx, under the terms and conditions hereinafter appearing.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties hereto agree as follows:

1 Definitions

1.01 "Affiliate" means any person, corporation, firm, partnership, limited liability company or other entity that controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, an entity will be regarded as in “control” of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) it owns or has a right to at least 50% of the net assets of an entity without voting securities, or (c) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity, whether through contract or otherwise.

1.02 “Avolynt” means Avolynt, Inc.

1.03 “Combination Product” means any and all pharmaceutical preparations in the Field in finished dosage package forms ready for sale to a Third Party which contain the Compound as well as an additional therapeutically or prophylactically active ingredient.

1.04 “Commercially Reasonable Efforts” means such efforts which are no less than those efforts [***].

1.05 “Compound” means mizagliflozin (KWA-0711 or KGA3235).

1.06 “Control” means, with respect to any Patent, Know-How or other intellectual property right, that the Party controlling such right owns a transferable interest or has a license to practice such Patent, Know-How or right and has the ability to grant the other Party access, a license or a sublicense (as applicable) to practice such Patent, Know-How or right without violating the rights of any Third Party.

1.07 “Cost of Manufacture” means, with respect to any Compound or Product, [***].

1.08 “Effective Date” means the effective date of this Agreement described in the first page of this Agreement.

1.09 “EMA” means the European Medicines Agency, or any successor organization thereto.

1.10 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.11 “FD&C Act” means the United States Food, Drug and Cosmetics Act, as amended from time to time.

1.12 “Field” means the treatment, palliation or prevention of human disease, including but not limited to post bariatric hypoglycemia (“PBH”), constipation, irritable bowel syndrome and dumping syndrome in mammals.

1.13 “Filed Joint Patents” means patent applications and issued patents listed in Exhibit A as parts of Kissei Patents, to the extent of Kissei’s joint interest, that were filed and owned jointly by Kissei and Vogenx pursuant to Patent Application Agreements.

1.14 “Improvement” means any and all technical information, patentable or non-patentable, owned, owned jointly or Controlled by either Party which cover any improvement, invention or discovery concerning the Compound or the Product including, without limitation, new or improved methods of manufacture, formulas, uses, indications, methods of delivery and dosage forms thereof.

1.15 “IND” means an Investigational New Drug Application (as defined in 21 C.F.R. Part 312 or any successor regulations) filed with FDA in conformance with applicable laws and regulations, for the purposes of initiating clinical trials of a pharmaceutical compound in the United States.

1.16 “Kissei” means Kissei Pharmaceutical Co., Ltd.

1.17 “Kissei Know-How” means all Know-How Controlled by Kissei or its Affiliates, licensees (other than Vogenx), sublicensees and contractors (including but not limited to manufacturing contractors) on the Effective Date including the Know-How disclosed to Vogenx prior to execution of this Agreement, and all Know-How which becomes Controlled by Kissei or its Affiliates, licensees (other than Vogenx), sublicensees and contractors (including but not limited to manufacturing contractors) during the term of this Agreement.

1.18 “Kissei Patents” means all Patents that relate to the Compounds and Products in the Vogenx Territory Controlled by Kissei or its Affiliates and licensees (other than Vogenx) and sublicensees as of the Effective Date, Filed Joint Patents (to the extent of Kissei’s joint interest), and all Patents that relate to the Compounds, Products or Improvements thereof in the Vogenx Territory that become Controlled by Kissei or its Affiliates during the term of this Agreement, which shall belisted on Exhibit A, as amended and updated from time to time under the terms of this Agreement. For the avoidance of doubt, the absence of any Kissei Patent from Exhibit A shall not affect its status as a Kissei Patent.

1.19 “Kissei Territory” means Japan, Korea, and Taiwan.

1.20 “Know-How” means all present and future technical information specifically relating to the Compound or the Products in the Field, including, all biological, toxicological, chemical information, biochemical information, metabolic, non-clinical, pre-clinical, clinical, pharmacological, pharmacokinetic data, physico-chemical properties, assay, starting materials, reference standards, drug substance, drug product, formulation, quality control, synthetic process, and manufacturing method and data, specifications, and any other information relating thereto.

1.21 “MAA” means a Marketing Authorization Application submitted to EMA for the purpose of obtaining European Commission approval for the marketing of a Product for the countries located within the European Union.

1.22 “Major Countries” means [***]. As a correlative definition, the term “Major Country” shall mean any one of the countries specified in the previous sentence.

1.23 “Marketing Approval” means (i) the approval of an NDA in the United States, the approval of an MAA in the EU, and any corresponding approvals in any other countries of the Vogenx Territory, and (ii) any pricing and reimbursement approvals, at a pricing and reimbursement level which is commercially reasonable, in any country of the Vogenx Territory to the extent the applicable regulatory authorities having jurisdiction over such country require a pricing or reimbursement approval prior to marketing or sale of a product in such country.

1.24 “NDA” means a new drug application (as defined in 21 C.F.R. 314.50 et. seq. or any successor regulations) submitted to the FDA in conformance with applicable laws and regulations, to obtain FDA approval for the marketing of a pharmaceutical products in the United States and all subsequent amendments and supplements to such NDA.

1.25 “Net Sales” means with respect to any Product, the gross amounts invoiced by Vogenx, its Affiliates, or sublicensees to Third Party customers for sales or other transfers or disposition of a Product, less:

[***]

1.26 “Other Country Application” means an application submitted in conformance with applicable laws and regulations to a country or region in the Vogenx Territory, [***], for the purpose of seeking approval for the marketing of a Product in such country or region.

1.27 “Patent” means all patents and patent applications, including provisional and priority filings, and which specifically or generically claim the Compound or Product, claim a use for the Compound or Product, claim a method of making the Compound or Product or otherwise cover the Compound or Product, including but not limited to the patent applications listed on Exhibit A, together in all cases with any continuations, continuations-in-part, divisions, patents of addition, reexaminations, reissues, renewals as well as extensions and supplementary protection certificates of any of the foregoing.

1.28 “Product” means (i) any and all pharmaceutical preparations in the Field in finished dosage package forms ready for sale to Third Party which contain the Compound as a sole active ingredient, or (ii) any Combination Product.

1.29 “Regulatory Filings” means (i) with respect to the United States, any IND or NDA, and (ii) with respect to countries or jurisdiction outside the United States but still within the Vogenx Territory, any filings, registrations or applications equivalent to an IND or NDA.

1.30 “Territory” means the Vogenx Territory when used in reference to Vogenx and the Kissei Territory when used in reference to Kissei.

1.31 “Third Party” means any party other than a Party to this Agreement and such Party’s Affiliates.

1.32 “Valid Claim” means any claim contained in an issued and unexpired Kissei Patent (other than Kissei’s joint interest of a Filed Joint Patent in a country where Kissei decides not to cover the necessary cost and Vogenx assumes full responsibility therefor pursuant to Section 11.02) which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency or competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

1.33 “Vogenx” means Vogenx, Inc.

1.34 “Vogenx Know-How” means all Know-How which becomes Controlled by Vogenx or its Affiliates, sublicensees and contractors (including but not limited to manufacturing contractors) during the term of this Agreement.

1.35 “Vogenx Territory” means all countries of the world, except for Japan, Korea, and Taiwan.

2 Grant

2.01 Grant of Rights. Kissei hereby grants to Vogenx an exclusive license, with the right to grant sublicenses, under the Kissei Patents and the Kissei Know-How to make, have made and use the Compound in the Field in the Vogenx Territory, and to make, have made, use, sell, offer to sell and import the Product in the Field in the Vogenx Territory.

2.02 Sublicenses. In the event that Vogenx wishes to grant a sublicense to any Third Party [***] Vogenx may use subcontractors in the drug development, non-clinical and clinical testing, formulation and manufacturing of the Compound and the Product, and manufacturing and distribution subcontractors with respect to the sale and distribution of the Product, each in any country in the Vogenx Territory [***]. Any sublicense granted by Vogenx shall be subject to the terms and conditions of this Agreement. Vogenx may, at any time, grant sublicenses to its Affiliates without the prior written approval of Kissei.

3 Disclosure of Know-How

3.01 Disclosure of Kissei Know-How. Within [***] after completion of signatures by the Parties to this Agreement, Kissei shall disclose and deliver to Vogenx, or make available to Vogenx, all of the Kissei Know-How as is, and from time to time thereafter during the term of this Agreement, Kissei shall disclose or make available to Vogenx all future Kissei Know-How, if any, promptly following Kissei’s Control of such Know-How. [***].

3.02 Use of Kissei Know-How. Vogenx shall have the right to use and disclose the Kissei Know-How received pursuant to Section 3.01 hereof to its Affiliate(s) and its sublicensee(s), if any, in the Vogenx Territory for their use and for the sole purpose of this Agreement.

3.03 Disclosure of Vogenx Know-How. Vogenx agrees to provide Kissei, from time to time during the term, with any and all Vogenx Know-How. Subject to Section 13, Kissei shall have the right to use the Vogenx Know-How in the Kissei Territory and for the sole purpose of this Agreement, promptly following Vogenx’s Control of such Know-How. [***].

4 Milestone Payments

4.01 Milestone Payments. In partial consideration of the acquisition of license rights granted to Vogenx by Kissei as of the Effective Date hereunder, Vogenx shall pay to Kissei the following milestone amounts within [***] of the first achievement of the corresponding events described below by Vogenx, its Affiliates or its sublicensees:

	Milestone Event	Milestone Payment (US $):
(i)	Upon the License Agreement becoming effective	$1,000,000
(ii)	[***]	[***]
(iii)	[***]	[***]
(iv)	[***]	[***]
(v)	[***]	[***]
(vi)	[***]	[***]
	TOTAL MILESTONES	$28,000,000

4.02 Non-Refundable. Any payments made by Vogenx in accordance with Section 4.01 hereof shall, once they are paid, not be refundable nor creditable for any reason whatsoever, except as expressly provided to the contrary in this Agreement.

4.03 Single Payments. The Milestone Payments specified above shall be made only one time upon the first occurrence of the Milestone Event described above, regardless of how many times such Milestone Event may be achieved. [***].

5 Royalties

5.01 Royalty Rates and Term of Royalty. In partial consideration of the acquisition of license rights granted to Vogenx as of the Effective Date hereunder, Vogenx shall pay to Kissei on Net Sales of all Products, a non-refundable royalty at:

(i) In countries of the Vogenx Territory where Valid Claims exist or the Data Exclusivity exists, [***] of Net Sales in such country from the date of first commercial sale of a Product until the expiration of all Valid Claims and the Data Exclusivity, on a country-by-country basis,

(ii) In countries of the Vogenx Territory where all Valid Claims and Data Exclusivity in such country have expired sooner than the date which is fifteen (15) years from first commercial sale of the Product in such country (the “Royalty Term”), [***] of Net Sales for the remainder of the Royalty Term.

(iii) The Parties acknowledge and agree that Vogenx shall have no obligation to pay Kissei any royalties for Net Sales accruing in a particular country after the expiration of the applicable Royalty Term in such country.

[***]

5.02 Accrual of Royalties. No royalty shall be payable on a Product made or used for tests or development purposes, or distributed as samples and for which no payment is received by Vogenx, or its Affiliates or sublicensees. No royalties shall be payable on sales among Vogenx, its Affiliates or its sublicensees, but royalties shall be payable on subsequent sales by Vogenx, its Affiliates or its sublicensees to a Third Party.

5.03 Third Party Royalties. In the event that (i) the Compound or a Product is deemed by a court of competent jurisdiction to infringe a valid claim of a patent owned or Controlled by a Third Party in any given country of the Vogenx Territory, or (ii) Vogenx, its Affiliates or its sublicensees, if any, determine, after consultation with Kissei, that it is necessary to pay royalties or other fees to any Third Party to obtain a license to practice any Third Party rights in order to market, manufacture or develop a Compound or a Product in any given country of the Vogenx Territory, then in such event, Vogenx and its Affiliates may deduct [***] of such amounts due to such Third Parties (or such amounts expended in settlement of such claim, or for securing such rights) from the royalties otherwise due to Kissei with respect to Net Sales of such Product in such country. The amount of the reduction in the royalty rate, however, shall in no case exceed [***] of the amounts that Kissei would have received according to Section 5.01 but for this provision.

5.04 Compulsory Licenses. Should a compulsory license be granted to a Third Party under the applicable laws of any country in the Vogenx Territory under the Kissei Patents licensed hereunder to Vogenx [***].

5.05 Royalty Reports; Records. During the term of this Agreement after commercial introduction of the first Product, Vogenx shall furnish or cause to be furnished to Kissei on [***] basis a written report or reports (the “Royalty Report”) covering Vogenx's [***] being sometimes referred to herein as a “Royalty Period”) showing:

(a) the Net Sales of all Products in each country of the Vogenx Territory during the Royalty Period;

[***]

5.06 Exchange Rates; Reports. With respect to sales of Products invoiced in Dollars, the Net Sales and royalty payable shall be expressed in Dollars. With respect to sales of Products invoiced in a currency other than Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the country where such sale was made together with the Dollar equivalent of the royalty payable[***]. Royalty Reports shall be due on the [***] Vogenx Territory, following the close of each respective Royalty Period. Vogenx, and its Affiliates and sublicensees shall keep contemporaneous, legible, verifiable and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and substantiated. A final Royalty Report shall be due upon the expiration or termination of this Agreement.

5.07 Withholding Tax. Any tax paid or required to be withheld by Vogenx or Vogenx sublicensee on account of the milestones or royalties payable to Kissei under this Agreement shall be deducted from the amount of the milestones or royalties otherwise due. Vogenx shall secure and send to Kissei written proof of any such taxes withheld and paid by Vogenx, its Affiliates or its sublicensees for the benefit of Kissei in a form sufficient to satisfy the United States Internal Revenue Service and any other taxing agency having authority to tax such transaction. Each Party shall cooperate with the other Party in providing necessary documentation related to and claiming exemptions from such deductions or withholdings under any agreement or treaty, and both Parties shall use reasonable efforts to reduce or minimize any withholding taxes.

5.08 Audit Rights. Kissei shall have the right to have a public accounting firm of its own selection, except one to whom Vogenx or its Affiliate or its sublicensee(s), if any, may have reasonable objection, and at its own expense (except if the result of such audit results in a variation or error exceeding [***] of the payments that were paid to Kissei), examine the relevant books and records of account of Vogenx and its Affiliate(s) and its sublicensee(s), if any, during reasonable business hours upon reasonable prior written notice to Vogenx and not more often than once each calendar year, for not more than [***], to determine whether appropriate accounting and payment have been made to Kissei hereunder. Kissei may exercise such right until the end of [***] after the termination or expiration of this Agreement. Vogenx shall promptly pay to Kissei the full amount of any underpayment, together with interest thereon at the rate of [***], compounding monthly from the date payment was dues. Said public accounting firm shall treat as confidential, and shall not disclose to Kissei, any information other than information which shall be given to Kissei pursuant to any provision of this Agreement. Vogenx may require said public accounting firm to sign a confidential disclosure agreement before the audit commences.

5.09 Royalties for Combination Products. In the event that Vogenx develops a Combination Product, the following provisions will apply with respect to the calculation of royalties on the sale of such Combination Products. Net Sales of Combination Products shall be calculated separately from Net Sales of Products.

[***]

6 Development

6.01 Development plans. Kissei and Vogenx agree the initial clinical development plan of the Compound for the indication of Post Bariatric Hypoglycemia (PBH) as of the Effective Date, dated 28th day of June, 2021 and exchanged between the Parties. Such initial clinical development plan may be amended from time to time. Each Party shall provide to the other Party the draft protocols for any non-clinical or clinical studies related to the Compound prior to the commencement of such studies. The Party receiving such protocols will have [***] from receipt thereof to review and comment on the protocols. The Party that is proposing such protocols shall take into account the comments from the other Party. Vogenx shall consider in good faith Kissei’s views and suggestions regarding the development program for Product in the Vogenx Territory, but shall develop the Product in the Vogenx Territory with its own responsibility and have the sole final responsibility for decisions. Kissei shall consider in good faith Vogenx’s views and suggestions regarding the development program for Product in the Kissei Territory, but shall develop the Product in the Kissei Territory with its own responsibility and have the sole final responsibility for decisions; provided, however, that each Party shall refrain from suggesting development activities with respect to the development of the Compound in the other Party’s Territory which may have a negative impact on the safety or efficacy profile, the label or the commercial potential of the Compound in the other Party's Territory, and provided, further, that the other Party shall have no obligation to consider the views or suggestions of the suggesting Party if the other Party reasonably believes that the suggestions or views may have a negative impact on the safety or efficacy profile, the label or the commercial potential of the Compounds in its Territory.

6.02 Development Costs. Vogenx shall be responsible for all costs incurred by it in non-clinical and clinical development activities related to Compound and Product in the Vogenx Territory. Kissei shall be responsible for all costs incurred by it in non-clinical and clinical development activities related to Compound and Product in the Kissei Territory. In the event that one Party (the “Requesting Party”) requests that the other Party conduct an activity in its Territory that the other Party (the “Conducting Party”) would not have conducted for its own purposes, and if such request is approved by the Conducting Party, the Conducting Party shall propose a budget to the Requesting Party to cover its costs in conducting such activity. If such budget is accepted by the Requesting Party, the Conducting Party shall conduct such activity at the Requesting Party's expense in accordance with the budget proposed.

6.03 Commercially Reasonable Efforts. Vogenx shall pursue its development of the Product using Commercially Reasonable Efforts.

6.04 Regulatory Filings. In the event that Vogenx or its Affiliate or its sublicensee(s), if any, intends to file Regulatory Filings in Major Countries for a Compound or a Product, including any supplements which may have significant impact on development in Kissei Territory, as reasonably determined by Vogenx, or annual reports thereto, Vogenx shall submit to Kissei an English summary thereof for its prior review and comment and Kissei may give comments thereon, if any, [***] from the receipt thereof and Vogenx shall take into account any such comments from Kissei as far as [***].

6.05 Development Status Report. Within [***] following the close of each [***] during the term of this Agreement, Vogenx will issue a development status report on development activities of Vogenx and its Affiliates or its sublicensee(s) in the Vogenx if any, during the [***]. In the event that any unexpected or unusual findings including adverse drug reactions are found during the course of the development by either Vogenx or Kissei and their respective Affiliate(s) or its sublicensee(s), if any, of the Compound or the Product, each Party shall [***]inform the other Party of such findings and, where necessary, both Parties hereto shall discuss the matter [***].

6.06 Key Regulatory Events. Vogenx will keep a record of the current development plan for the Compounds in Vogenx Territory. The development plan shall include [***] (each a “Key Regulatory Event”) for the Major Countries of Vogenx Territory. Vogenx agrees to inform Kissei when the planned starting dates for the Key Regulatory Events become modified in the course of the development of the Compounds. Vogenx also agrees to inform Kissei, once the actual date for each Key Regulatory Event has occurred in the Major Countries of the Vogenx Territory.

6.07 Exchange of Development Data. Vogenx agrees to provide Kissei, from time to time, with Vogenx Development Data relating to the Compound and the Products for the purpose of allowing Kissei to conduct its own development program with respect to the Compound in the Kissei Territory, and to file for regulatory approval in the Kissei Territory. Similarly, Kissei agrees to provide Vogenx, from time to time, with Kissei Development Data relating to the Compound and the Products for the purpose of allowing Vogenx to further its own development program with respect to the Compound in the Vogenx Territory, including filing such Kissei Development Data with regulatory agencies in the Vogenx Territories. For purpose of this Section, Vogenx Development Data means [***] and Kissei Development Data means [***]. Each Party hereby grants to the other Party a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b), and any foreign equivalents, to any and all Regulatory Filings and Development Data that is controlled by the granting Party relating to the Compound or a Product. Each Party agrees to sign, and to cause its Affiliates to sign, any instruments reasonably requested by the other Party in order to effect such grant.

7 Marketing and Commercialization

7.01 Commercially Reasonable Efforts. Vogenx shall use Commercially Reasonable Efforts, at its own expense, to promote, market, distribute and sell the Product in the Vogenx Territory. Vogenx shall submit a plan for commercialization of the Product in the Territory [***] to Kissei for consultation purpose. Vogenx shall consider in good faith Kissei’s views and suggestions regarding the marketing of the Product in the Vogenx Territory, but Vogenx shall market the Product in the Vogenx Territory with its own responsibility and have the sole final responsibility for decisions in the Vogenx Territory. Kissei shall consider in good faith Vogenx’s views and suggestions regarding the marketing of the Product in the Kissei Territory, but Kissei shall market the Product in the Kissei Territory with its own responsibility and have the sole final responsibility for decisions in the Kissei Territory. To the extent the Parties deem appropriate, they may agree to collaborate regarding participation in international medical or scientific conferences as well as pre and postlaunch promotional activities involving the Product which are applicable and beneficial both in the Vogenx Territory and the Kissei Territory.

7.02 Commercialization. Within [***] following receipt by Vogenx or its Affiliate or its sublicensee(s), if any, of a Marketing Approval of the Product for each Major Country, Vogenx shall, and shall make its Affiliate and its sublicensee(s), if any, start the marketing and sales of the Product in such Major Country with its Commercially Reasonable Efforts, at its own expense, and to use Commercially Reasonable Efforts to promote, market, distribute and sell the Product consistent with accepted pharmaceutical business practice and applicable legal requirements.

7.03 Package Design. The design of the package of the Product for sale in the Vogenx Territory will be decided by Vogenx at its sole discretion. However, Vogenx shall furnish Kissei with copies of [***] of the Product in the Vogenx Territory for Kissei’s archive. It is understood and agreed, however, that Kissei shall not use the Vogenx corporate trademarks or Vogenx corporate trade dress, without Vogenx’s prior consent. [***].

7.04 Option to Co-Promote. Kissei shall have the option, to be exercised by Kissei on a Product-by-Product basis through written notice to Vogenx received no later than [***] following acceptance to file an NDA in the United States, to participate, at Kissei's expense, in the promotion of the Product in the United States, in accordance with the following:

(i) Kissei will have the right to co-promote the Product for not more than [***]. The amount of the actual details to be performed by Kissei shall be agreed upon by Vogenx and Kissei, and such co-promotion effort shall be at Kissei’s expense.

(ii) Kissei’s exercise, or failure to exercise, of this option will not affect the other terms and conditions contained in this Agreement;

(iii) Kissei’s co-promotion rights will expire in the event that Kissei becomes an Affiliate of a Third Party due to merger, consolidation, corporation combination or acquisition; and

(iv) In the event that Kissei exercises its rights to co-promote the Product hereunder, it shall do so in conformity with the commercialization strategy and marketing plan specified by Vogenx.

In the event that Kissei exercises its right to co-promotion, the Parties shall negotiate in good faith for up to [***] on a separate co-promotion agreement with commercially reasonable terms and conditions that are customary for the pharmaceutical industry, including financial terms. If no agreement is reached in such negotiation period, the Parties shall have no further obligation with respect to co-promotion.

8 Trademark

8.01 Choice of Trademark. Promptly after the start by Vogenx of the phase III study for the Compound in the Vogenx Territory, Kissei may propose to Vogenx a trademark(s) which Kissei considers to be suitable for the promotion, marketing, sales and distribution of the Product in the Vogenx Territory. In the event that Vogenx considers that such proposed trademark(s) are appropriate for the promotion, marketing, sales and distribution of the Product in the Vogenx Territory, Vogenx will inform Kissei to that effect. In such case, Kissei shall transfer and assign the rights to the trademark(s) to Vogenx in the Vogenx Territory free-of-charge. However, in the event that Vogenx considers that any trademark(s) proposed by Kissei are inappropriate for the promotion, marketing, sales and distribution of the Product in any country of the Vogenx Territory, Vogenx may select trademark(s) of its own choice to be used for the Product in such country. The trademark so selected by Vogenx shall become the trademark for the Product (hereinafter, the “Trademark”), and Vogenx shall own all worldwide rights to the Trademark; [***].

8.02 Rights on Termination. In the event of the termination of this Agreement by Vogenx, (other than for reason attributable to Kissei pursuant to Section 16.02), or the termination by Kissei for reason attributable to Vogenx pursuant to Section 16.02, Vogenx shall, at Kissei’s request, transfer and assign to Kissei or abandon the rights to the Trademark in the Vogenx Territory. Vogenx shall thereafter refrain from using the Trademark and any other trademark confusingly similar thereto for any products in any countries of the Vogenx Territory.

9 Purchase of Compound and Product

9.01 Purchase of the Compound and the Product. (a) Vogenx shall have sole responsibility for procuring the Compound and finished forms of the Product for use and sale in the Vogenx Territory. Kissei will have the option to purchase its own requirements for the Kissei Territory from Vogenx at a price equal to Vogenx’s Cost of Manufacture [***]. In the event that Vogenx is to supply to Kissei, the Parties shall negotiate in good faith a separate supply agreement which shall contain such terms and conditions which are customary for the pharmaceutical industry.

(b) In no event, shall Kissei sell Compound or finished forms of the Product to any Third Party in the Vogenx Territory.

(c) In no event, shall Vogenx sell Compound or finished forms of the Product to any Third Party in the Kissei Territory

10 Disclaimer and Warranties

10.01 Disclaimer. Kissei does not warrant that Vogenx can successfully develop, obtain Marketing Approvals for, or market the Product in the Vogenx Territory by using and relying upon the Kissei Patents and the Kissei Know-How supplied by Kissei hereunder.

10.02 Kissei. Kissei represents and warrants to Vogenx that as of the Effective Date:

(ii) Kissei is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated.

(iii) In the Kissei’s knowledge at the Effective Date, it has full right and authority to use the Kissei Patents and to enter into this Agreement and to grant the license to Vogenx as herein described.

(iv) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Kissei enforceable against Kissei in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity.

(v) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Kissei is a Party, or by which it is bound, nor will it violate any law or regulation of any legislature, court, governmental body, administrative agency or other authority having jurisdiction over Kissei.

(vi) Attached hereto as Exhibit A is a complete and accurate list of all patents and patent applications included within the Kissei Patents as of the Effective Date. Kissei is the owner of the entire right, title and interest in and to the Kissei Patents. Kissei will update Exhibit A on a periodic basis during the term of this Agreement to include additional Kissei Patents that may be filed or issued or become modified in some respect after the Effective Date. To the best knowledge of Kissei, the issued claims included in the Kissei Patents as of the Effective Date are valid and enforceable. The patent applications included in the Kissei Patents as of the Effective Date have been duly and properly filed. However, Kissei does not warrant that the Kissei Patents will not infringe any intellectual property owned by any Third Party in the Vogenx Territory. The patents and patent applications listed on Exhibit A are the only Kissei Patents Controlled by Kissei and its Affiliates as of the Effective Date covering the Compound, and to the best knowledge of Kissei, there are no patents by Third Parties that claim the composition of matter, or the use of, or a method of making, the Compound in the Field in the Vogenx Territory.

(vii) Kissei has not granted as of the Effective Date, and will not grant during the term of this Agreement, any right to any Third Party relating to the Kissei Patents or the Kissei Know-How in the Field in the Vogenx Territory which would conflict with the rights granted to Vogenx hereunder.

(viii) Kissei has taken reasonable measures to protect the confidentiality of the Kissei Know-How, and will during the term of Agreement continue to take reasonable measures to protect the confidentiality of the Kissei Know-How. On occasions where Kissei has granted access to Third Parties to Kissei Know-How, such access has been granted pursuant to an enforceable written confidentiality agreement containing restrictions on the use of such Kissei Know-How with a term of at least [***]. Kissei has obtained the assignment of all interests and all rights of Third Parties (including, but not limited to, employees and contractors) with respect to the Kissei Patents in the Vogenx Territory.

(ix) As of the Effective Date, Kissei has not been served with any interference action or litigation with respect to the Kissei Patents, and Kissei has not received any communication which expressly threatens interference actions of other litigation before any patent office, court or any other governmental entity in any jurisdiction with respect to the Kissei Patents.

(x) As of [***], Kissei has provided Vogenx according to Section 3.01 with all relevant material data and information generated in the course of pre-clinical and clinical testing relating to the Compound, and nothing has come to the attention of Kissei that would indicate the existence of [***].

10.03 Vogenx. Vogenx represents and warrants to Kissei that as of the Effective Date:

(i) Vogenx is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated and it has full right and authority to enter into this Agreement and to accept the license granted as herein described.

(ii) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Vogenx enforceable against Vogenx in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity.

(iii) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Vogenx is a Party, or by which it is bound, nor will it violate any law or regulation of any legislature, court, governmental body, administrative agency or other authority having jurisdiction over Vogenx.

(iv) It has not knowingly performed any acts that are inconsistent with the terms and purposes of this Agreement or that may infringe upon any of the rights of Kissei hereunder.

(v) It has thoroughly studied all Know-How provided to Vogenx prior to execution of this Agreement and significant data concerning the Compound and the Product provided to Vogenx prior to execution of this Agreement, including but not limited to their safety and efficacy and risk/benefit, and Vogenx has made its own judgment to exercise the Option Right (as defined in Option Agreement) and enter into this Agreement at its own risk.

10.04 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY OF THE MATERIALS, INFORMATION, SERVICES OR LICENSES PROVIDED PURSUANT TO THIS AGREEMENT.

10.05 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates pursuant to the terms of this Agreement; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

11 Intellectual Property.

11.01 Obligation to Disclose. Kissei will promptly disclose to Vogenx all inventions and discoveries that come within the Kissei Patents and the Kissei Know-How that arise during the course of this Agreement. Information provided by Kissei will be in reasonable detail but in no event will it be less than would be sufficient to permit an understanding of the nature of the invention or discovery being disclosed.

11.02 Prosecution and Maintenance. [***] shall have full responsibility, including financial responsibility for all Kissei Patents, including applications and maintenance worldwide. [***] shall promptly file patent applications in the Vogenx Territory for patentable Improvements made by [***]. [***] shall provide [***] with a reasonable review period and allow for [***] comment on any patent application as well as any patent prosecution to be filed by [***]. [***] will make recommendations for the patent application and prosecution and [***] will duly consider all suggestions and recommendations made by [***]; provided, however, that [***] shall have the right of final decision. With regard to the geographic scope of any patent application, [***] will provide [***] with a proposed list of intended countries for filing. Should [***] desire applications to be filed in additional countries beyond [***] suggested proposal, [***] will file in those additional countries but [***] will bear corresponding financial responsibility.

If [***] elects to abandon any part of Kissei Patents in the Vogenx Territory, [***] shall provide [***] notice of such election, and [***] shall have the right, at its discretion, to assume responsibility, including financial responsibility, for such part of the Kissei Patents.

11.03. Updates. To achieve the purpose of making updates and modifications to Exhibit A on the developed and/or marketed Product by Vogenx, Kissei shall periodically send a list of additional patents to be included in the Kissei Patents to Vogenx.

11.04 Validity Challenge. (a) Pre-Launch. In the event that a Third Party attacks the validity of any particular Kissei Patents in any country of the Vogenx Territory prior to the time that any Product is launched in any country of the Vogenx Territory, then [***] shall at its own discretion promptly take such legal action as is required to defend the validity of such particular Kissei Patents and [***] shall give all reasonable assistance (excluding financial assistance) to [***]. [***] may be represented by counsel of its own selection at its own expense in any such legal action but [***] shall have the right to control the suit and proceeding; provided, however, that Kissei shall not agree to any settlement of the suit without the prior written consent of [***]. If [***] fails to take legal action as is required to defend the validity of such particular Kissei Patents, [***] may then, at its option, assume control and defense of such claim at its expense; provided, however, that [***] shall reimburse [***] for [***] of such expense. In the event that [***] assumes control of the defense, [***] shall give reasonable assistance to [***]. [***] may be represented by counsel of its own selection at its own expense in any such legal action, but [***] shall have the right to control the suit and proceeding; provided, however, that [***] shall not agree to any settlement of the suit without the prior written consent of [***].

(b) Post-Launch. If a Third Party attacks the validity of any Kissei Patents in any country of the Vogenx Territory as it relates to a marketed Product, then in such event [***] shall have the first right to promptly take legal action as is required to defend the validity of such Kissei Patents, and [***] shall give reasonable assistance (excluding financial assistance) to [***]. [***] may be represented by counsel of its own selection at its own expense in any such legal action, but [***] shall have the right to control the suit and proceeding; provided, however, that [***] shall not agree to any settlement of the suit without the prior written consent of [***].

11.05 Patent Term Extension. The Parties shall cooperate with each other in obtaining any extension of the term of the Kissei Patents or any other similar period of exclusivity, which may be available under the laws and regulations in any country of the Vogenx Territory.

11.06 Filed Joint Patents. To clarify any misunderstanding, the Patent Application Agreements are terminated effective upon the execution of this Agreement, and Section 11.01 and, 11.02 above, 11.03 and 11.04 shall not apply to the Filed Joint Patents, for which the following terms and conditions stipulated in such agreements shall apply.

(a) Kissei and Vogenx shall reasonably cooperate to maintain any Filed Joint Patents that have been filed and shall reasonably cooperate to jointly file and maintain additional applications in such countries and/or regions in the world as mutually agreed by the Parties in writing. The costs and expenses for such application and maintenance stipulated in the preceding sentence shall be borne [***]; provided, however, that [***] shall bear its own internal costs for such filing and maintenance of the Filed Joint Patents. For clarity, [***] will take the lead in preparing and maintaining the Filed Joint Patents and will invoice Kissei for [***] at [***] in each year. Kissei will pay the invoice within [***] of receipt.

(b) Kissei and Vogenx shall jointly own all Filed Joint Patents, including all patent applications and resulting patents, including any provisional application and any continuations, continuations-in-part, divisions, patents of addition, reexaminations, reissues, renewals as well as extensions and supplementary protection certificates of any of the foregoing that result from the Inventions identified in the Patent Application Agreements, and shall take all steps necessary, consistent with applicable laws, to obtain joint ownership of the entire right, title and interest in, to and under such applications and resulting patents worldwide. For the avoidance of doubt, inventorship with respect to the Filed Joint Patents shall be determined in accordance with applicable law.

12 Infringement

12.01 Notification of Infringement. If either Party learns of any misappropriation of Kissei Know-How, or any infringement or threatened infringement by a Third Party of any Kissei Patents and any Patents covering Joint Inventions (as defined in Section 13.04), such Party will promptly notify the other Party and will provide such other Party with all available evidence of such misappropriation or infringement.

(i) [***] will have the first right, but not the obligation, to institute, prosecute and control at its own expense, any action or proceeding with respect to infringement in the Field and in the Vogenx Territory of any Kissei Patents, or any Patent covering a Joint Invention or any misappropriation of a product right in the Field and in the Territory, by counsel of its own choice, and will consult with [***] on any actions that [***] proposes to take in such action or proceeding. [***] will cooperate with [***] in any such action or proceeding brought by [***] against a Third Party, and will have the right to consult with [***] and to participate in and be represented by independent counsel of its own choice in such litigation at its own expense; provided, however, that [***] and its counsel shall remain in control of such litigation and make all significant decisions relating to the prosecution of such action.

(ii) If [***] fails to bring an action or proceeding or otherwise take appropriate action in [***]’s discretion to abate such infringement or misappropriation in the Field and in the Vogenx Territory [***] of written notice by [***] to [***] requesting such action, [***] will have the right, but not the obligation, to bring and control, by counsel of its own choice, at its own expense, any such infringement or misappropriation action or proceeding relating to such Kissei Patents. [***] will cooperate with [***] in any such action or proceeding brought by [***] against a Third Party, and will have the right to consult with [***] and to participate in and be represented by independent counsel of its own choice in such litigation at its own expense; provided, however, that [***] and its counsel shall remain in control of such litigation and make all significant decisions relating to the prosecution of such action.

(iii) If one Party brings any such action or proceeding under this Section, the other Party agrees, at the request and expense of the first Party, to be joined as a Party plaintiff to the extent necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit. Any amounts recovered by either Party pursuant to this Section will [***]. If [***] brings an action under this Section, then any remaining amounts recovered by [***] will [***]. If [***]brings an action under this Section, then any remaining amounts will be [***].

12.02 Settlement with a Third Party. The Party that controls the prosecution of a given action under this Section will also have the right to control settlement of an action described above on terms that do not adversely affect and right of the other Party under this Agreement; provided, however, that no settlement will be entered into with respect to a Patent without the written consent of the Party owning such Patent, if such settlement [***].

12.03 Filed Joint Patents. Joint inventions on which Filed Joint Patents have been issued shall be treated as Joint Inventions in Sections 12.01 and 12.02.

13 Improvements & Grant-back

13.01 Kissei Improvements. In the event that any Improvements result from the activities undertaken by Kissei pursuant to this Agreement, patentable and non-patentable inventions shall be owned by Kissei and patent applications shall be filed under the name of Kissei and at Kissei's expense. Any Improvement patents Controlled by Kissei shall be included in the definition of Kissei Patents as defined in Section 1.20.

13.02 Vogenx Improvements. In the event that any Improvements result from the activities undertaken by Vogenx pursuant to this Agreement, patentable and non-patentable inventions shall be owned by Vogenx and patent applications shall be filed under the name of Vogenx and at Vogenx's expense. Vogenx will promptly disclose such Invention to Kissei, and herewith grants to Kissei an exclusive, royalty-free license with the right to sublicense under any Improvement, and patents obtained thereon, owned by Vogenx, solely for the purpose of manufacture, development, filing the new drug application, obtaining the registration and marketing of the Compound, the Product (but not a Combination Product) in the Kissei Territory during and after the term of this Agreement.

13.03 Grant Back. Kissei shall have the royalty-free, non-exclusive right and license to use all of the Vogenx Know-How (including the patents obtained thereon) resulting from the activities undertaken by Vogenx, its Affiliate and its sublicensees, if any, pursuant to this Agreement, and to disclose and sublicense the same to Kissei’s Affiliates and licensee(s), if any, for the sole purpose of manufacture, develop, use or sale of the Compound or the Product (but not a Combination Product) in the Kissei Territory. [***]. Such Vogenx rights shall be limited solely to the development, formulation, manufacture, use, sale, or import of the Compound, the Products (including Combination Products) in the Field in the Vogenx Territory.

13.04 Joint Inventions. Kissei and Vogenx shall jointly own all inventions, patentable or not-patentable, that are conceived and reduced to practice by one or more employees, agents or consultants of Kissei or its Affiliate, together with one or more employees, agents or consultants of Vogenx or its Affiliate during the term of this Agreement (“Joint Inventions”).

13.05 Future Rights. (a) If, in the future, Vogenx develops a product comprising [***] conceived of and reduced to practice by Vogenx, Vogenx may not launch such product in the Vogenx Territory [***]

14 Confidentiality

14.01 Kissei Confidential Information. Subject to any other provisions of this Agreement, Vogenx, for itself and its Affiliate and its sublicensee(s), if any, agrees that it shall, during the term of this Agreement and for a period of [***], hold in confidence the Kissei Know-How defined as Kissei Confidential Information hereunder or under a Patent Application Agreement and shall not disclose such Confidential Information to any Third Party nor use such Confidential Information for any commercial purpose other than the purpose of this Agreement, without first obtaining the written consent of Kissei. The term “Kissei Confidential Information” means any and all Kissei Know-How, except as follows:

(i) such Kissei Know-How is a part of the public domain prior to the disclosure by Kissei to Vogenx hereunder; or

(ii) such Kissei Know-How becomes a part of the public domain after the disclosure by Kissei to Vogenx hereunder without any breach by Vogenx of this Agreement; or

(iii) such Kissei Know-How which Vogenx can demonstrate that it had independently developed prior to the disclosure by Kissei to Vogenx hereunder; or

(iv) such Kissei Know-How is disclosed to Vogenx by Third Party who has the right to make such disclosure.

Nothing contained herein shall prevent Vogenx and its Affiliate and its sublicensee(s), if any, from disclosing such Kissei Confidential Information to the extent that (a) such Kissei Confidential Information is disclosed in connection with the securing of the necessary governmental authorizations for the marketing of the Product in the Vogenx Territory, or (b) such Kissei Confidential Information is required to be disclosed by law or for the purpose of complying with governmental regulations, or (c) such Kissei Confidential Information is disclosed under an appropriate secrecy agreement to outside research institutions performing experiments and tests on the Compound and/or the Product on behalf of Vogenx so as to perform the purpose of this Agreement, or (d) such Kissei Confidential Information is disclosed for due performance of this Agreement, including without limitation disclosure to manufacturers of the Compound or Product.

14.02 Publication. In the event that Vogenx wishes to publish any results of clinical, non-clinical or other studies conducted by Vogenx or its Affiliates or its sublicensee(s), if any, hereunder, Vogenx agrees to submit to Kissei for its review and approval prior to any publications, manuscripts of such publications and Kissei shall not unreasonably withhold or delay such approval. In the event that Kissei wishes to publish any results of clinical, non-clinical or other studies conducted by Kissei or its Affiliates or its sublicensee(s), if any, hereunder, Kissei agrees to submit to Vogenx for its review and approval prior to any publications, manuscripts of such publications and Vogenx shall not unreasonably withhold or delay such approval.

14.03 Ownership of Know-How. All Kissei Know-How disclosed by Kissei to Vogenx shall remain the intellectual property of Kissei, but exclusively licensed to Vogenx for the Vogenx Territory pursuant to the terms of this Agreement. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of Vogenx based on the insolvency or bankruptcy of Vogenx, Vogenx shall promptly notify the court or other tribunal (a) that the Kissei Know-How received from Kissei remains the property of Kissei and (b) of the confidentiality obligations under this Agreement. In addition, Vogenx shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the Kissei Know-How and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement. All Vogenx Know-How disclosed by Vogenx to Kissei shall remain the intellectual property of Vogenx, but exclusively licensed to Kissei for the Kissei Territory pursuant to the terms of this Agreement. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of Kissei based on the insolvency or bankruptcy of Kissei, Kissei shall promptly notify the court or other tribunal (a) that the Vogenx Know-How received from Vogenx remains the property of Vogenx (b) of the confidentiality obligations under this Agreement. In addition, Kissei shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the Vogenx Know-How and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

14.04 Vogenx Confidential Information. Subject to any other provisions of this Agreement, Kissei, for itself and its Affiliates and its sublicensee(s), if any, agrees that it shall, during the term of this Agreement and for a period of [***], hold in confidence the Vogenx Know-How defined as Vogenx Confidential Information hereunder or under a Patent Prosecution Agreement and shall not disclose such Vogenx Confidential Information to any Third Party nor use such Vogenx Confidential Information for any commercial purpose other than the purpose of this Agreement, without first obtaining the written consent of Vogenx. The term “Vogenx Confidential Information” means any and all Vogenx Know-How, except as follows:

(i) such Vogenx Know-How is a part of the public domain prior to the disclosure by Vogenx to Kissei hereunder; or

(ii) such Vogenx Know-How becomes a part of the public domain after the disclosure by Vogenx to Kissei hereunder without any breach by Kissei of this Agreement; or

(iii) such Vogenx Know-How which Kissei can demonstrate that it had independently developed prior to the disclosure by Vogenx to Kissei hereunder; or

(iv) such Vogenx Know-How is disclosed to Kissei by Third Party who has the right to make such disclosure.

Nothing contained herein shall prevent Kissei, its Affiliate or its licensees, if any, from disclosing any of such Vogenx Confidential Information to the extent that (a) such Vogenx Confidential Information is disclosed in connection with the securing of necessary governmental authorizations for the marketing of any Product containing the Compound (including the Marketing Approvals), or (b) such Vogenx Confidential Information is required to be disclosed by law or for the purpose of complying with governmental law, rules or regulations, or (c) such Vogenx Confidential Information is disclosed under an appropriate secrecy agreement to outside research institutions performing experiments and tests on the Compound and/or the Product on behalf of Kissei so as to perform the purpose of this Agreement, or (d) such Vogenx Confidential Information is disclosed for due performance of this Agreement.

15 Safety Information

15.01 Safety Data Exchange. Kissei and Vogenx shall each promptly inform the other in writing with respect to any significant information it comes to know of (from any source) relating in any way to the safety or efficacy of the Compound or Product including possible adverse drug reactions. Each Party shall promptly notify the other Party by telephone or facsimile as soon as it learns of any inquiry, contact or communication received from or sent to any regulatory agency, which relates in any way to the Compound or the Product, and shall promptly furnish the other Party with copies of all such communications to the extent available. Vogenx will be responsible for reporting all adverse events to the appropriate regulatory authorities in the countries in the Vogenx Territory, including the FDA and EMA, in accordance with the appropriate laws and regulations of the respective countries. Each Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of adverse events.

15.02 Safety Data Exchange Procedures. Kissei and Vogenx shall execute a separate agreement within [***] to mutually exchange material information on the Compound and the Product relating to, among other things, the safety thereof including adverse drug reactions. Such agreement shall be made in accordance with the current ICH guidelines on the drug safety reporting.

16 Term and Termination

16.01 This Agreement shall come into force and effect on the Effective Date. Unless sooner terminated by any other provision of this Agreement, the term of the Agreement shall expire with respect to each Product on a country-by-country basis upon date of expiration of all royalty obligations in the countries in the Vogenx Territory. Upon expiration of this Agreement, Vogenx will continue to have a royalty-free, perpetual right to continue to make, have made, use, sell, offer to sell and import the Compound and the Products.

16.02 Notwithstanding the stipulation in Section 16.01 hereof, this Agreement shall terminate upon the occurrence of any of the following itemized events:

(i) Either Party notifies the other Party of the fact of default or breach of any provision in this Agreement by the notified Party, and the notified Party fails to take corrective measures to mitigate or cure such default or breach within [***] from the date of notification, provided that notice of termination is given within [***] of the default or breach and prior to correction of the default or breach; or

(ii) Either Party files in any court or agency pursuant to any statute or regulation pertaining to bankruptcy, solvency, or payment of debts, of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

16.03 Vogenx may, at its discretion, terminate this Agreement for scientific, commercial, strategic or intellectual property reasons, upon (i) [***] prior written notice to Kissei, [***], or (ii) [***] prior written notice to Kissei, [***]. In the notice providing notice of termination, Vogenx shall briefly state the nature of its reason for termination.

16.04 Upon the termination of this Agreement for Vogenx breach, Vogenx bankruptcy or if Vogenx terminates the Agreement pursuant to Section 16.03, Vogenx shall return to Kissei any documents that embodies the Kissei Know-How, without delay, including copies, excerpts and the like as disclosed by Kissei under this Agreement.

16.05 Upon termination of this Agreement in its entirety or with respect to any country for Vogenx breach, Vogenx bankruptcy or if Vogenx terminates the Agreement pursuant to Section 16.03, Vogenx shall notify Kissei of the amount of Compound and Product Vogenx and its Affiliate and its sublicensee(s), if any, then have on hand, the sale of which would, but for the termination, be subject to royalty, and, if they so wish, Vogenx and its Affiliate and its sublicensee(s), if any, shall thereupon be permitted to sell that amount of Compound and Product, provided, however, that Vogenx shall pay the royalty due thereon to Kissei.

16.06 Termination of this Agreement for any reason shall be without prejudice to:

(i) the obligation of confidentiality provided for in Section 14 hereof;

(ii) Kissei’s right to receive all payments of the royalties accrued under Section 5 hereof (except in the event of a Kissei breach);

(iii) Kissei’s right of inspecting books and account of Vogenx and its Affiliate(s) and its sublicensee(s), if any, relative to the calculation of royalty payments for Royalty Periods occurring prior to the date of termination (as per Section 5.08 hereof); provided, however, that in the event of a Kissei breach, the right to inspect Vogenx’s books and account shall only exist for [***], and in such case all audit rights under this Agreement shall expire on the date which is [***] after the date of termination;

(iv) the obligations of Vogenx to provide Kissei as per provision of Section 3.03 hereof with all of the Vogenx Know-How obtained before the termination of this Agreement (except in the event of a Kissei breach);

(v) Kissei’s license right of the Trademark provided in the Section 8.01 hereof; provided, however, that Vogenx may terminate such license at any time with respect to all or a part of the Kissei Territory in the event that: (i) Kissei ceases using the Trademark in such country, (ii) Vogenx elects to assign the Trademark to Kissei in such country, (iii) Kissei fails to meet the applicable quality standards set forth in this Agreement and does not remedy such failure within [***] following written notice of such failure from Vogenx, (iv) a Product using the Trademark has not been launched in any country of the Vogenx Territory prior to the date of termination of the Agreement, or (v) Kissei is in breach of the Agreement.

(vi) Kissei’s right provided for in 13.02 and Section 13.03 hereof (except in the event of a Kissei breach); and

(vii) any other remedies which either Party may then or thereafter have hereunder or otherwise.

16.07 In the event of termination of this Agreement for Vogenx breach, Vogenx bankruptcy or if Vogenx terminates the Agreement pursuant to Section 16.03, Vogenx shall, and shall cause its Affiliate and its sublicensee(s), if any, to, provide Kissei and/or its Affiliate and/or any Third Party appointed by Kissei (hereinafter referred to as “Transferee”) with reasonable assistance, excluding financial assistance, in the transfer, to the extent permissible under the laws or regulations of the Vogenx Territory, to the Transferee of the Marketing Approvals or any other authorization, approval or license which Vogenx or its Affiliate or its sublicensee(s), if any, has with respect to the Compound or the Product (other than a Combination Product) in each country of the Vogenx Territory. Such assistance shall include, among others, an authorization by Vogenx or its Affiliate or its sublicensee(s), if any, given to the Transferee to access to the Marketing Approvals filed by Vogenx or its Affiliates or its sublicensee(s), if any, with the competent health authorities with respect to the Compound and/or the Product in each country of the Vogenx Territory (e.g. Regulatory Filings), the provision by Vogenx, if necessary, to the Transferee of the Vogenx Know-How and such other acts which the Transferee may reasonably request Vogenx in order to transfer the Marketing Approvals with respect to the Compound or the Product in each country of the Vogenx Territory. In addition, in the event of any such termination described above, Vogenx will transfer to Kissei all material, documented, Vogenx Know-How related to Products or the Compound, including development data and manufacturing Know-How and Vogenx hereby grants to Kissei a paid-up, perpetual, exclusive, world-wide license with the right to sublicense to use such Vogenx Know-How to make, use, sell, offer for sale and import Products.

17 Announcement

No public announcement or other disclosure to Third Parties concerning the existence of or terms or provisions of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to review, comment upon and approve announcement or disclosure, which such approval shall not be unreasonably withheld or delayed.

18 Governing Law

This Agreement shall be governed by and interpreted in accordance with the internal substantive laws of [***], without giving effect to any choice of law rules.

19 Dispute Resolution

19.01 Organization Resolution. The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement which is not subject to the final decision of a Party as specified herein (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within [***] of receipt of the written notice by the other Party, such Dispute will be referred to the Chief R&D Officers of the Parties who shall attempt for an additional [***] to resolve such Dispute in good faith. If the matters are not resolved by the Chief R&D Officers of each Party within such [***] period, such Dispute will be referred to the Chief Executive Officers of each of the Parties who will use their good faith efforts to resolve the Dispute within [***] after it was referred to the Chief Executive Officers.

19.02 Arbitration. Subject to Section 19.01, any Dispute that is not resolved as provided in Section 19.01, whether before or after termination of this Agreement, will be resolved by final and binding arbitration. Such Disputes will be finally settled under the applicable rules of the International Chamber of Commerce (the “Rules”) or such other arbitration rules as the Parties may agree upon. Arbitration proceedings will be held in [***], or in a place which is mutually agreeable to the Parties. The arbitration will be conducted [***] who are selected by mutual agreement of the Parties or, failing such agreement, will be selected according to the Rules.

19.03 Binding Decision. The decision by the arbitrator will be binding and conclusive upon the Parties, their successors and permitted assigns and the Parties will comply with such decision in good faith. Each Party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrators hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court in the country where the arbitration takes place, or any court having jurisdiction over the Parties. The Parties agree that any damages awarded pursuant to any Dispute submitted to arbitration hereunder will be limited to compensatory damages and that the arbitrators will in no event have authority to award any special, incidental, consequential or punitive damages nor will the arbitrators make any award of attorney’s fees. Whether a claim, Dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations will apply to any claim or Dispute will also be determined by binding arbitration pursuant to this Section 19.

19.04 Discovery. During the period beginning with the selection of the arbitrators and ending upon the conclusion of the arbitration proceedings, the Parties may conduct such discovery that is permitted under the Rules. In conducting the arbitration, the arbitrators will apply the Rules as they apply to matters of evidence.

19.05 Expenses. The fees and expenses of the arbitrators, the fees and expenses of a court reporter, and any expenses for a hearing room, will be shared equally by the Parties. The Parties will otherwise bear their respective expenses of the arbitration.

20 Notices

20.01 Any notice required to be given under this Agreement shall be given in the English language by sending such notices by postage-prepaid registered airmail or an internationally recognized overnight courier service if formal and by e-mail or facsimile if informal addressed to the other Party at the address listed below:

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Either Party may notify the other Party of a different address to receive the other Party's notices in accordance with the manner described in this Section 20.01.

20.02 In the case where any notice is sent by airmail, such notice shall be sent return receipt requested and is deemed to be received by the other Party upon endorsement, by an employee or agent of the other Party of such receipt.

21 Force Majeure

21.01 Neither Party shall be liable for any failure to perform as required by this Agreement by reason of Force Majeure, to the extent such failure to perform is due to circumstances reasonably beyond the control of such Party, including but not limited to requisition or interference by any government, state or local authorities, war, riots, civil disturbances, strikes or other labor disputes, accidents, failure to secure required governmental approval, civil disorders or acts of aggression, acts of God, energy or other conservation shortages, diseases, or other such occurrences.

21.02 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance shall be suspended during, but not longer than, the continuance of such circumstances.

21.03 Either Party hereto whose performance of obligations has been hindered by reason of Force Majeure shall, [***].

22 Indemnification

22.01 Indemnification by Kissei. Kissei shall defend, indemnify and hold Vogenx and its Affiliates and sublicensee(s) and all the officers, directors, and employees thereof harmless from and against all suits, claims, liabilities (including, for the avoidance of doubt, product liability claims), costs, damages, judgements and other expenses (including, but not limited to, reasonable legal fees and expenses) arising from:

a) Kissei’s material breach of any term of this Agreement,

b) the negligence, recklessness or willful misconduct or fraud on the part of Kissei or any of its Affiliate or licensees or any of its or their officers, directors or employees in the performance of this Agreement, or

c) any claims made by Third Party against Vogenx relating to (i) any product liability claim related to the Compound or Product prior to the Effective Date, or (ii) any product liability claim related to the Compound or Product produced, manufactured, supplied, used, tested, sold or distributed by Kissei into the Kissei Territory at any time (including the time prior to the Effective Date);

provided, however, that Kissei shall not be required to indemnify Vogenx to the extent that any such claims arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of Vogenx or any of its Affiliate or sublicensee(s).

22.02 Vogenx shall defend, indemnify and hold Kissei and its Affiliates and licensees and all the officers, directors, and employees thereof harmless from and against all suits, claims, liabilities (including, for the avoidance of doubt, product liability claims), costs, damages, judgements and other expenses (including, but not limited to, reasonable legal fees and expenses) arising from:

a) Vogenx’s material breach of any term of this Agreement,

b) the negligence, recklessness or willful misconduct or fraud on the part of Vogenx or any of its Affiliate or sublicensee(s) or any of its or their officers, directors or employees with respect to the Compound or Product purchased, produced by Vogenx or in the performance of this Agreement, or

c) any claims made by Third Party against Kissei relating to any product liability claim related to the Compound or the Products procured, produced, manufactured, supplied, used, tested, by Vogenx and sold as a Product into the Vogenx Territory at any time after the Effective Date;

provided, however, that Vogenx shall not be required to indemnify Kissei to the extent that any such claims arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of Kissei or any of its Affiliates or licensees.

22.03 Indemnification Procedures. A Party which intends to claim indemnification under Section 22.01 or 22.02 hereof (the “Indemnitee”) will promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of its directors, officers, employees, and Affiliates and licensees or sublicensees (as the case may be) intend to claim such indemnification within a reasonable period of time after the assertion of such claim; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure to provide prompt notice. The Indemnitor will have the right to assume the complete control of the defense, compromise or settlement of any such claim (provided, however, that no settlement of any claim will include any admission of wrongdoing on the part of an Indemnitee, without the prior written consent of such Indemnitee, which such consent will not be unreasonably withheld). The Indemnitor may, at its own expense, employ of legal counsel to defend the claim at issue. The Indemnitee may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee will be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor. The Indemnitee will, at its own expense, make available to Indemnitor those employees, officers and directors or Indemnitee whose assistance, testimony or presence is necessary, useful or appropriate to assist the Indemnitor in evaluating, defending or settling any such claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and will otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defense of such claim.

22.04 Post Agreement Obligations. In the event that this Agreement is terminated for any reason, Vogenx’s obligation to defend, indemnify and hold Kissei harmless (as provided in Section 22.02) shall not apply to any claims which are due to events occurred after the date of the termination. Following termination of this Agreement, in the event that Kissei or its licensees ever sell, market, distribute the Product in any country which was formerly in the Vogenx Territory, then in such event, Kissei shall defend, indemnify and hold Vogenx and its Affiliates and sublicensees and all the officers, directors, and employees thereof harmless from and against all suits, claims, liabilities (including, for the avoidance of doubt, product liability claims), costs, damages, judgements and other expenses (including, but not limited to, reasonable legal fees and expenses) arising from any claims made by Third Party against Vogenx relating to any product liability claim related to the Compound or the Products, unless such product liability shall be caused by the negligence, recklessness or willful misconduct or fraud on the part of Vogenx or any of its Affiliate or sublicensees or any of its or their officers, directors or employees with respect to the Compound or Product procured, produced by Vogenx or in the performance of this Agreement.

22.05 Insurance. After the execution of this Agreement, Kissei and Vogenx (or their respective Affiliates, contractors or sublicensees) shall acquire and maintain an appropriate product liability insurance respectively, at its sole cost and expense, against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of a Product in their own Territory. Kissei and Vogenx shall provide written proof of the existence of such insurance to the other Party upon the other Party’s request.

23 Non-assignability

This Agreement is personal to the Parties hereto and shall not be assignable to any Third Party by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that any Party may assign this Agreement to an Affiliate of such Party without prior written consent, but with prior written notice, and provided, further, that any Party may assign this Agreement to any entity with which such Party may merge or consolidate (or engage in some other form of corporate combination), or to which it may transfer all or substantially all of its assets to which this Agreement relates, and provided, further, that any and all agreements entered into between the Parties pursuant to or under this Agreement shall be assigned concurrently with this Agreement. All successors and permitted assignees of a Party shall be subject to, and will be bound, by all the terms and conditions of this Agreement. Any attempted assignment made contrary to the provisions hereof will be void. Notwithstanding anything to the contrary in this Agreement, the Patents and Know-How Controlled by an acquirer (or any Affiliate of any such acquirer existing prior to the closing of the transaction) of a Party under this Agreement shall be automatically excluded from the rights licensed to the other Party under this Agreement to the extent such Patents and Know-How were filed or developed, respectively, prior to the transaction that was the basis for such assignment, transfer or succession or resulted in such party becoming an Affiliate.

24 Original Text

This text of this Agreement in the English language shall be the original text, and any text in another language, even if such a text is made by translation of the text in English language or prepared by any of the Parties hereto for the purpose of its own convenience, shall have no meaning for any purpose between the Parties hereto.

25 Entire Agreement

This Agreement shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied by and between the Parties, and may not be changed or modified or revised except as specifically agreed upon by the Parties in writing.

26 Severability

26.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

26.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule or law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule or law.

27 Independent Contractors; No Partnership.

The Parties hereto are independent contractors. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities performing a contract, and nothing contained in this Agreement is to be construed or implied or deemed to create an agency, partnership, joint venture or an employee/employer relationship between Vogenx and Kissei. This Agreement is not, and will not be deemed to be, a partnership agreement or joint venture agreement, expressly or by implication. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

28 Amendment

The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration will be valid and binding on either Party only if memorialized by a written instrument that explicitly refers to this Agreement and is duly executed by both Parties hereto.

29 Counterparts.

This Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement. If this Agreement is executed in counterparts, no signatory hereto will be bound until both Parties have duly executed a counterpart of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized representatives, each fully executed copy hereof to be deemed as original, as of the date written below.

Kissei Pharmaceutical Co., Ltd.

By:	/s/ Mutsuo Kanzawa
Mr. Mutsuo Kanzawa
Chairman and Chief Executive Officer
Kissei Pharmaceutical Co., Ltd.

Date: August 11, 2021

Vogenx, Inc.

By:	/s/ James T. Green
Mr. James T. Green
Chief Executive Officer
Vogenx, Inc.

Date: August 11, 2021

Exhibit A

Kissei Patents

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Amendment to the Exclusive License Agreement on mizagliflozin

This Amendment is made and entered into as of Sep 26th, 2023 (the “Effective Date”) by and between Kissei Pharmaceutical Co., Ltd., having its registered address at 19-48, Yoshino, Matsumoto, Nagano 399-8710, Japan (“Kissei”) and Vogenx, Inc., having its registered address at 3200 East Hwy 54, Suite 100, Research Triangle Park, NC 27709 United States (“Vogenx”). Each of Kissei and Vogenx is referred to as a “Party” and collectively, as “Parties”.

WITNESSETH THAT:

WHEREAS, the Parties have previously entered into and executed the Exclusive License Agreement on mizagliflozin as of December 21, 2021 (the “License Agreement”);

WHEREAS, the Parties agreed to amend the License Agreement with regard to the Filed Joint Patents.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the License Agreement.

2. Section 11.06(c) of the License Agreement is hereby added as follows:

(c) Notwithstanding the stipulation of 11.06 (a) and (b) above, in case that Kissei and Vogenx agree that the applicant of certain Filed Joint Patent is only one party, either Kissei or Vogenx, [***] for the application and maintenance of such Filed Joint Patent.

For the avoidance of doubt, as of the Effective Date of this Amendment, the Parties agree that the applicants of the Filed joint Patents shall be as set forth in the Exhibit attached hereto.

3. Except as specifically provided herein, the terms and conditions of the License Agreement shall remain in full force and effect.

4. This Memorandum may be executed by the Parties individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. Signatures transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same force and effect as physical execution and delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the Parties hereto have caused this Memorandum to be executed by their authorized representatives.

Kissei Pharmaceutical Co., Ltd.		Vogenx, Inc.

By:	/s/ Kousuke Nakata	By:	/s/ James Green
Name:	Kousuke Nakata	Name:	James Green
Title:	Senior Director,	Title:	Chief Executive Officer
Business Development & Licensing

Date:	September 27, 2023	Date:	September 27, 2023

Exhibit

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